Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-136482) and Forms S-8 (File No. 333-69913, File No. 333-79445, File No. 333-37912, File No. 333-79503, File No. 333-62078, File No. 333-76488 and File No. 333-134509) of D&E Communications, Inc. of our report dated March 13, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 13, 2007